Exhibit 10.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of March 4, 2026

by and among

VESTAS AMERICA HOLDING, INC.

TPI COMPOSITES, INC.,

and

CERTAIN OTHER PERSONS NAMED HEREIN

EXHIBITS
Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Form of IN Delivery Note
Exhibit C	Form of Employee Transfer Agreement

SCHEDULES
Schedule A	Debtors
Schedule B	Debtor Seller Parties
Schedule C	Non-Debtor Seller Parties

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of March 4, 2026 (the “Agreement Date”), is made by and among (a) TPI Composites, Inc., a Delaware corporation (“TPI Parent”), (b) the parties set forth on Schedule B hereto (together with TPI Parent, the “Debtor Seller Parties”), (c) the parties set forth on Schedule C hereto (the “Non-Debtor Seller Parties” and together with TPI Parent and the Debtor Seller Parties, the “Sellers”), and (d) Vestas America Holding, Inc., a Delaware corporation (“Buyer”). Each of the Sellers and Buyer is sometimes referred to herein individually as a “Party” and collectively as the “Parties”. All capitalized terms used in this Agreement have the meanings ascribed to such terms in Article I herein.

RECITALS

WHEREAS, on August 11, 2025, TPI Parent and certain of its Affiliates (including the Debtors) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (such court, the “Bankruptcy Court” and such cases, the “Bankruptcy Cases”);

WHEREAS, on or around the date of execution of this Agreement, TPI Parent and certain of its Affiliates shall execute that certain Amendment to Amended and Restated Sub-Supplier Advance Agreement (the “Amendment to A&R Advance Agreement”);

WHEREAS, the Sellers are engaged in, or hold assets or liabilities relating to, the Business in their respective jurisdictions; and

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, the Transferred Assets, and Buyer desires to assume from the Sellers the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms.

“Action” means any action, suit, arbitration, investigation, proceeding, claim, complaint, petition, mediation, or inquiry, whether civil or criminal, by or before any Government Authority, arbitrator or arbitration panel.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” means this Asset Purchase Agreement, by and among the Sellers and Buyer, including the Disclosure Schedules, and the schedules and Exhibits, and all amendments to such agreement made in accordance with Section 12.11.

“Agreement Date” has the meaning set forth in the Preamble.

“Amendment to A&R Advance Agreement” has the meaning set forth in the Recitals.

“Antitrust Laws” means any Laws applicable to Buyer or the Sellers under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assumed Liabilities” has the meaning set forth in Section 2.01(d).

“Available Contract Schedule” has the meaning set forth in Section 2.04(b).

“Available Executory Contract” has the meaning set forth in Section 2.04(b).

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bid Procedures” means the bid procedures approved by the Bankruptcy Court and annexed to the Bidding Procedures Order as Exhibit 1.

“Bidding Procedures Order” means the Order (I) Approving (A) Bid Procedures for Sale of Debtors’ Assets, (B) Form and Manner of Notice of Sale, Auction, and Sale Hearing, and (C) Assumption and Assignment Procedures, (II) Scheduling Auction for and Hearing to Approve Sale of Debtors’ Assets, and (III) Granting Related Relief (ECF No. 288).

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i).

“Business” means the business (including, but not limited to, the assets and employees) of the TPI Mexico Entities consisting of (a) the manufacturing of wind turbine blades for Buyer or its Affiliates at or from facilities located in Matamoros, Mexico and (b) the repair, inspection and servicing of wind turbine blades for Buyer or its Affiliates to the extent such repair, inspection or servicing is conducted by the TPI Mexico Entities as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York, or Aarhus, Denmark are required or authorized by Law to be closed.

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Change” has the meaning set forth in the definition of “Material Adverse Effect”.

“Closing” has the meaning set forth in Section 2.03.

“Closing Conditions” means the conditions to the respective obligations of the Parties to consummate the Transactions contemplated by this Agreement, in each case, as set forth in Article X.

“Closing Date” has the meaning set forth in Section 2.03.

“Collective Bargaining Agreement” means any written agreement between any Seller or its Affiliates with a Union representing any Covered Employees, Covered Indian Employees or Covered Danish Employee that governs the terms and conditions of employment whether or not such agreement is expired by its terms.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 16, 2025, by and between Buyer and TPI Parent, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval or authorization.

“Contract” means any written or oral contract, agreement, undertaking, indenture, note, bond, mortgage, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment that purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien), including any amendments thereto. The term “Contractual” shall have a correlative meaning.

“Contracting Parties” has the meaning set forth in Section 12.18.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Covered Danish Employee” means each of the employees of Danish Seller set forth on Section 1.01(c) of the Disclosure Schedules.

“Covered Employee” means each of the employees of the Sellers set forth on Section 1.01(a) of the Disclosure Schedules.

“Covered Indian Employee” means each of the employees of India Seller set forth on Section 1.01(b) of the Disclosure Schedules.

“Cure Costs” means any and all amounts, costs or expenses that must be paid or actions or obligations that must be performed or satisfied pursuant to the Bankruptcy Code to effectuate the assumption by TPI Parent (or a Debtor), and the assignment to Buyer or an affiliate designated by Buyer, of the Transferred Executory Contracts to which TPI Parent (or such Debtor) is party, as determined in accordance with the Bid Procedures or agreed to by TPI Parent (or such Debtor), on the one hand, and the non-Seller counterparty to the applicable Transferred Executory Contract, on the other hand.

“Cure Notice” has the meaning set forth in Section 2.04(b).

“Danish Business Transfer Act” means the Danish statutory order no. 710 as of 20 August 2002 on the legal status of employees in the event of a transfer of undertaking, which implements EU Directive 2001/23/EC as of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses.

“Danish Business Transfer Agreement” means that certain business transfer agreement, to be entered into by Danish Seller and Buyer, in form and substance reasonably satisfactory to Danish Seller and Buyer.

“Danish Seller” means TPI Composites Denmark ApS, a Danish private limited company.

“Data” means databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Data Protection Obligations” means, to the extent applicable, the Payment Card Industry Data Security Standards and all applicable Laws, in each case, as amended, consolidated, re-enacted or replaced from time to time, that are related to the privacy, security, data-breach notification, protection, or Processing of Personal Data (including Laws of jurisdictions where Personal Data was collected), including, but not limited to, as applicable, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, California Consumer Privacy Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Gramm Leach Bliley Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, Ley General de Protección de Datos Personales en Posesión de Sujetos Obligados, the EU General Data Protection Regulation (“GDPR”), Federal Data Protection Act of 19 June 1992 (Switzerland), the GDPR as amended and incorporated into UK Law under the UK European Union (Withdrawal) Act 2018, and EU or EU Member state Laws, U.S. state data security Laws, U.S. state biometric privacy acts, U.S. state social security number protection Laws, and U.S. state data breach notification Laws.

“Debt” means, without duplication, all monetary obligations of any nature (including principal and accrued interest related thereto), whether current or funded, secured or unsecured (a) for borrowed money, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments, but excluding letters of credit to the extent not drawn upon, in each case, from third party lending sources, (c) under any leases required to be recorded as capital leases under GAAP, and (d) any guarantees made in respect of Debt of the type described in clauses (a), (b) or (c) above. Notwithstanding the foregoing, “Debt” shall not include (i) trade payables not in the form of debt for borrowed money and (ii) any amounts included in Transaction Costs.

“Debtor Seller Parties” has the meaning set forth in the Recitals.

“Debtors” means TPI Parent and those certain Affiliates of TPI Parent set forth on Schedule A.

“Designation Deadline” means as soon as reasonably practicable and not later than ten (10) days following TPI Parent’s delivery to Buyer of the Available Contract Schedule.

“Designated Transferred Executory Contract” means that certain Master Services Agreement, dated as of June 18, 2025, by and between TPI Parent and its affiliates and Diegza S.A. DE C.V. and its affiliates.

“Disclosure Schedules” means disclosure schedules dated as of the Agreement Date delivered by the Sellers to Buyer, that set forth, among other things, the applicable Transferred Assets, Excluded Assets, and Assumed Liabilities in accordance with Section 2.01, which form a part of this Agreement.

“Effective Time” means 12:01 a.m. (local time) on the Closing Date.

“Employee Plans” means all employee benefit plans, funds, provisions, schemes or proposals provided by any Seller or any of its respective Affiliates to the Covered Indian Employees, Covered Danish Employee and the Covered Employees, and each other retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, employment, retention, termination, or severance programs or agreements, in each case, pursuant to which such Seller currently has, or could reasonably be expected to have, any Liability for any Covered Indian Employees, Covered Danish Employee or Covered Employees or their respective dependents (contingent or otherwise).

“Employee Transfer Agreement” means, with respect to each Covered Indian Employee employed by India Seller, the tripartite agreement to be executed among such Seller, Buyer and such Covered Indian Employee recording the terms of transfer of employment of such Covered Indian Employee to Vestas India Buyer, in the form attached hereto as Exhibit C.

“Equity Commitment Agreement” means that certain Equity Commitment Agreement, dated as of the date hereof, by and among TPI Parent, TPI Mexico V, TPI Mexico VI and Buyer.

“Excluded Assets” has the meaning set forth in Section 2.01(c).

“Excluded Bad Actor Liabilities” means any Liabilities arising from acts, omissions or other activities or circumstances of the Sellers, their Affiliates or any of their respective Representatives arising from or relating to (a) fraud, recklessness, gross negligence or willful misconduct, or (b) any actual or alleged criminal act, criminal conduct, or criminal violation of any applicable Law including (i) any fines, penalties, forfeitures, or assessments imposed by any Government Authority in connection with any criminal investigation, prosecution, or proceeding, (ii) any costs of defense, settlement amounts, judgments, or other amounts payable in connection with any criminal matter, and (iii) any Liabilities arising from or related to any plea, conviction, deferred prosecution agreement, non-prosecution agreement, or similar arrangement.

“Excluded Liabilities” has the meaning set forth in Section 2.01(e).

“Exhibits” means the exhibits to this Agreement (as may be amended from time to time in accordance herewith) which form a part of this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body or any Taxing Authority.

“GST” means the taxes levied/payable in India under the framework of laws emanating from Central Goods and Service Tax Act 2017, the Integrated Goods and Service Tax Act 2017, the Union Territory Goods and Service Tax Act 2017, the Goods and Service Tax (Compensation to States) Act 2017, applicable State GST legislations and all the rules made thereunder, relevant notifications, press releases, circulars, instructions, clarifications, frequently asked questions and orders issued thereunder and any amendments made thereto.

“Fraud” has the meaning set forth in Section 12.05.

“IN Delivery Note” has the meaning set forth in Section 3.02(a)(ii).

“India Seller” means TPI Global SSC India Private Limited, a private company organized under the laws of India.

“Indian Income Tax Act” shall mean the Income Tax Act 1961 of India, as may be amended or supplemented or replaced or substituted from time to time including any statutory modifications or re-enactment thereof, together with all applicable by-laws, rules (including Income Tax Rules 1962 of India), regulations, orders, ordinances, policies, directions and the like issued hereafter.

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including any and all: (a) patents and patent applications, including reissues, division, continuations, continuations-in-part, extensions and reexaminations; (b) copyrights, moral rights, mask work rights, database rights and design rights, including all applications, registrations, extensions, renewals and reversions of the foregoing; (c) Trademarks; (d) know-how and Trade Secrets; (e) Internet domain names; (f) rights in Software; (g)

improvements to any of the foregoing; (h) rights to apply for, obtain, prosecute, register, maintain and defend any of the foregoing; (i) rights of publicity and rights of privacy; (j) rights to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing; (k) rights in all of the foregoing provided by treaties, conventions and all other applicable Laws; and (l) all other intellectual property rights of any kind or nature including all such intellectual property rights in or relating to Technology.

“Knowledge of the Sellers” means the actual knowledge of William Siwek, Ryan Miller, Charles Stroo, James Schimanski, Steven Fishbach and Ernesto Garcia, and the knowledge such Persons would have after reasonable due inquiry of their direct reports generally knowledgeable about the subject matter in question.

“Law” means any U.S. or non-U.S. federal, state, or local statute, law, ordinance, regulation, rule, code, act, treaty, Order, or other requirement or rule of law (including common law) promulgated by a Government Authority.

“Liabilities” means any liability, Debt, guarantee, claim, demand, loss, damage, expense, fine, penalty, duty, responsibility, commitment, assurance or obligation (whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executed, determined, determinable, in contract, tort, strict liability, or otherwise, or due or to become due, including any liability for Taxes, other than Transfer Taxes) of any kind, character, or description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, license, claim, lien or charge of any kind.

“Local Transfer Agreements” means the Employee Transfer Agreement and the Danish Business Transfer Agreement.

“Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (whether financial or otherwise) of the Business; provided, that, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (a) any Change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (b) any Change that generally affects any industry in which the Business operates, or that is the result of general business or economic conditions in any of the geographical areas, in which the Business operates; (c) national or international political or social conditions, including any Change arising in connection with protests, civil unrest, riots, public disorder, hostilities, acts of war, sabotage or terrorism or military action or any escalation or material worsening of any such protests, civil unrest, riots, public disorder, hostilities, acts of war, sabotage or terrorism or military action, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war; (d) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, cyberattack, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event or any global health conditions (including any epidemic, pandemic or other outbreak of illness) or any action by any Government Authority related to the foregoing; (e) any actions taken by Buyer or expressly required to be taken or omitted to be taken by the Sellers pursuant to this Agreement or any other Transaction Agreement or actions taken or omitted to be taken by the Sellers at the written request or written consent of Buyer; (f) any Changes in applicable Laws or GAAP (or other relevant accounting rules); (g) any Change resulting from the filing or pendency of the Bankruptcy Cases; (h) any Change resulting from the public announcement of the entry into this Agreement, compliance with terms of this Agreement or the consummation of the Transactions; (i) any effects or Changes arising from or related to the breach of this Agreement by Buyer; or (j) the failure, in and of itself of any Seller or the Business to meet any internal or published projections, forecasts, budgets, guidance or predictions in respect of revenues, earnings or other financial or operating metrics; provided, further, that the exceptions set forth in clauses (a) through (d) of this definition shall not be regarded as exceptions solely to the extent that any such described Change has a disproportionately adverse impact on the Business or the Sellers, as compared to other companies similarly situated in the industries in which the Business or the Sellers operate.

“Material Contract” has the meaning set forth in Section 4.10.

“Mexico Subsidiary” means TPI-Composites, S. De R.L. de C.V., a company organized under the laws of Mexico.

“Non-Debtor Seller Parties” has the meaning set forth in the Preamble.

“Non-Ordinary Course Employment Liabilities” means all non-ordinary course Liabilities relating to employees, personnel, independent contractors, consultants, Employee Plans, or related matters, including those arising out of or relating to: (a) any act, omission, breach, violation of Law or Contract, or failure by any Seller to pay any amounts owed to any Covered Employee, Covered Indian Employee or Covered Danish Employee or to withhold applicable Taxes on any such amount on or prior to the Closing Date; (b) any delinquent or disputed compensation, wages, bonuses, commissions, incentives, or other remuneration attributable to any period on or prior to the Closing Date and payable to any Covered Employee, Covered Indian Employee or Covered Danish Employee; (c) any severance, separation, notice pay, retention, transaction bonus, change in control, stay bonus, or similar payment that is (i) payable (with notice or lapse of time or both) to any Covered Employee, Covered Indian Employee or Covered Danish Employee who is offered employment but does not become a Transferred Employee, and/or (ii) contemplated in clause (b) of the definition of Transaction Costs; (d) any misclassification claims, wage-and-hour claims, overtime claims, or claims relating to independent contractors, consultants, or leased employees; (e) any Employee Plans or any Liabilities relating thereto; or (f) any employment-related claims, grievances, arbitrations, investigations, or litigation arising from or relating to any period on or prior to the Closing Date, including claims for wrongful termination, discrimination, harassment, retaliation, or violation of employment Laws.

“Nonparty Affiliates” has the meaning set forth in Section 12.18.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination, settlement, or award entered by or with any Government Authority.

“Outside Date” has the meaning set forth in Section 11.01(d).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings, if any, described on Section 4.12(b) of the Disclosure Schedules; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) minor defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions, and other similar charges, defects and encumbrances not interfering with the ordinary conduct of the Business; (e) Liens created by Buyer or its Affiliates; (f) non-exclusive licenses to Intellectual Property in the ordinary course of business; and (g) solely for the purposes of Article IV, any other Lien in existence as of the Agreement Date that will be cleared or discharged by the Bankruptcy Court by operation of the Sale Order, or otherwise released on or prior to the Closing Date.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association, Government Authority, organization or other legal entity.

“Personal Data” means information that identifies or is reasonably capable of identifying an individual person, including, but not limited to: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, medical or health information, government-issued identifier, and any other data used or reasonably capable of being used to identify, contact or precisely locate an individual person); (b) internet protocol address or other persistent identifier; and (c) any other definition for “personal information,” “personal data,” or another similar term provided by applicable Law.

“Post-Closing Employment Transfer Date” has the meaning set forth in Section 7.05.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy Policies” means all published, publicly posted, and written internal policies and notices of the Sellers concerning the collection, use, or Processing of Personal Data.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of such Personal Data or sets of Personal Data.

“Purchase Price” has the meaning set forth in Section 3.01.

“Purchase Price Allocation” has the meaning set forth in Section 3.03.

“Related to the Business” means exclusively related to, exclusively held for use in, or exclusively used in connection with the Business.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.

“Sale Order” shall be an Order or Orders approved by the Bankruptcy Court, which approves the Transactions solely with respect to the rights and obligations of TPI Parent and each Debtor Seller Party in connection therewith, in form and substance reasonably acceptable to TPI Parent, the Debtor Seller Parties, and Buyer.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which the Sellers are party thereto, including those contracts, agreements, instruments and documents required to be delivered pursuant to Section 3.02(a).

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Bankers” has the meaning set forth in Section 4.06.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (c) databases and compilations, including any and all Data and collections of Data, whether machine readable or otherwise, (d) documentation including user manuals and other training documentation related to any of the foregoing, in each case, clauses (a) through (d); and (e) Data, and does not include any commercially available, off-the-shelf software.

“Straddle Period” has the meaning set forth in Section 9.03.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors, the board of managers or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Tax” or “Taxes” means any tax, including any U.S. and non-U.S. federal, state, county, local and municipal taxes, contributions, assessments, reassessments, duties or similar charges of any kind whatsoever, whether direct or indirect, including income, alternative or add-on minimum, excise, gross receipts, ad valorem, value-added (including VAT), sales, use, goods and services (including GST), production, employment, unemployment, severance, franchise, profits, registration, license, withholding, lease service, service use, environmental, recording, documentary, filing, permit or authorization, stamp, business and occupation, gains, property (including real or personal property) leasing, transfer, payroll, social security, or similar taxes, including FICA, housing fund National Institute for Workers’ Dwelling (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), retirement savings fund Retirement Savings System (Sistema de Ahorro para el Retiro), workers’ consumption Institute for the National Fund for the Workers’ Consumption (Instituto del Fondo Nacional para el Consumo de los Trabajadores), customs or governmental fees in the nature of a tax, together with any surcharges, interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto or amounts arising due to any failure to comply with any requirement imposed by any Government Authority with respect to any Tax Return, in each case, whether disputed or not.

“Tax Returns” means all returns and reports (including elections, declarations, disclaimers, notices, disclosures, schedules, estimates, claims (including claims for refunds), real property transfer returns and information returns), including amendments thereof and attachments thereto, filed or supplied (or required to be filed or supplied) to a Taxing Authority relating to the determination, assessment, withholding, collection or administration of Taxes.

“Taxing Authority” means any U.S. or non-U.S. federal, state, county or municipal or other local government or subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax and/or regulatory authority, imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means all technology, Software, information, designs, formulas, algorithms, procedures, models, discoveries, processes, techniques, methods, ideas, know-how, technical Data, programs, subroutines, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship, and other similar materials, and confidential, proprietary or non-public information, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Third Party Consents” has the meaning set forth in Section 6.04.

“TPI Arizona” means TPI Arizona, LLC, a Delaware limited liability company and a wholly owned subsidiary of TPI Parent.

“TPI Mexico Entities” means, collectively, TPI Mexico V, TPI Mexico VI and the Mexico Subsidiary and each, a “TPI Mexico Entity”.

“TPI Mexico V” means TPI Mexico V, LLC, a Delaware limited liability company and a wholly owned subsidiary of TPI Parent.

“TPI Mexico VI” means TPI Mexico VI, LLC, a Delaware limited liability company and a wholly owned subsidiary of TPI Parent.

“TPI Parent” has the meaning set forth in the Recitals.

“Trade Secrets” means all trade secrets, as defined in the Uniform Trade Secrets Act published by the Uniform Law Commission, as amended.

“Trademarks” means any and all trademarks, service marks, trade names, corporate names, trade dress and logos, including all applications, registrations, extensions and renewals of the foregoing and all goodwill associated with the foregoing.

“Transaction Agreements” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the IN Delivery Note, the Employee Transfer Agreement, the Danish Business Transfer Agreement and any other contracts, agreements, instruments or documents required to be delivered at the Closing, in each case, including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Costs” means (a) to the extent not paid by the Sellers or their respective Affiliates prior to the Closing, without duplication, all fees and expenses that have been incurred in connection with Seller Transactions, the Transaction Agreements or any of the transactions contemplated by the Transaction Agreements, including any brokerage commissions, finders’ fees, financial advisory fees, fees for counsel, accountants and other advisors, (b) the amount of any retention bonus, change of control payment, commission, stay bonus, transaction bonus, discretionary bonus, incentive bonus or compensation, deferred compensation payment or other similar payment or obligation of any kind payable by the Sellers or their respective Affiliates that becomes payable to any service provider of the Sellers or their respective Affiliates that is accelerated by or payable in connection with or as a result of the execution of this Agreement and/or the consummation of the transactions contemplated hereby, and (c) the employer’s share of Taxes attributable to the payment of the amounts referred to in the preceding clause (b) above; provided, that “Transaction Costs” shall not include (i) any amounts included in Debt, (ii) Transfer Taxes or (iii) severance payment or obligations of the Buyer pursuant to Section 6.07.

“Transaction Dispute” has the meaning set forth in Section 12.13.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means all sales, use, purchase, excise, gross receipts, ad valorem, direct or indirect real property, transfer, intangible, stamp, business and occupation, value added (including VAT), goods and services (including GST), customs and import duties, recording, documentary, filing, permit or authorization, leasing, license, lease, service, service use, severance, franchise, profits, gains, property registration, and similar non-income Taxes, motor vehicle registration, title recording and similar non-income Taxes or filing fees and other amounts payable in respect of transfer filings, in each case imposed or arising with respect to the Transactions or any component thereof, together with any interest and any penalties, additions to Tax or additional amounts imposed by any Government Authority with respect thereto; provided, for the avoidance of doubt, that Transfer Taxes does not include any Taxes imposed on the India Seller under the Indian Income Tax Act.

“Transferred Assets” has the meaning set forth in Section 2.01(b).

“Transferred Books and Records” means all books, records, files and papers, whether in hard copy or computer or digital format or any other form or medium, including sales and promotional literature, manuals and Data, sales and purchase correspondence, customer lists, lists of suppliers and personnel and employment records regarding Transferred Employees, in each case, other than any Excluded Assets.

“Transferred Contracts” has the meaning set forth in Section 2.01(b).

“Transferred Covered Employees” has the meaning set forth in Section 6.07(d).

“Transferred Danish Employee” has the meaning set forth in Section 6.07(c).

“Transferred Debtor Assets” has the meaning set forth in Section 2.01(b).

“Transferred Employees” means, collectively, the Transferred Indian Employees, the Transferred Danish Employee and the Transferred Covered Employees.

“Transferred Executory Contract” has the meaning set forth in Section 2.04(c).

“Transferred IN Assets” means the Transferred Assets to be transferred by India Seller.

“Transferred Indian Employees” has the meaning set forth in Section 6.07(a).

“Transferred Non-Debtor Assets” has the meaning set forth in Section 2.01.

“Undisclosed Contract” has the meaning set forth in Section 2.04(b).

“Union” means any labor union, works council, personnel delegate, or other employee representative body.

“U.S.” means the United States of America.

“VAT” means value added tax and any similar sales or turnover tax of any jurisdiction.

“Vestas India Buyer” has the meaning set forth in Section 2.01.

“Wind-Up Date” means, as to any given Seller, the date upon which such Seller’s corporate existence or entity status ceases to exist.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01. Purchase and Sale of Transferred Assets.

(a) Transferred Non-Debtor Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.01(c) and Section 2.02, to the maximum extent permitted by applicable Law (including Data Protection Obligations), at the Closing, each Non-Debtor Seller Party shall sell, convey, assign, transfer and deliver to Buyer or a designated Affiliate of Buyer, including, with respect to the Transferred Assets of India Seller, an Affiliate of Buyer organized under the laws of India (the “Vestas India Buyer”), and Buyer shall or shall cause a designated Affiliate, including the Vestas India Buyer, as applicable, to purchase, acquire and accept from such Non-Debtor Seller Party, all of such applicable Non-Debtor Seller Party’s right, title and interest in, to and under the following assets, as the same shall exist immediately prior to the Closing, free and clear of any and all Liens (other than Permitted Liens) in each case, other than the Excluded Assets (collectively, the “Transferred Non-Debtor Assets”):

(i) the assets of the Non-Debtor Seller Parties set forth on Section 2.01(a)(i) of the Disclosure Schedules;

(ii) to the maximum extent permitted by the Privacy Policies of the Non-Debtor Seller Parties, and applicable Law (including Data Protection Obligations) applicable to any Personal Data included in such Transferred Books and Records (including, as applicable, any past Privacy Policies in effect at the time of collection of such Personal Data that remain applicable to such Personal Data), the Transferred Books and Records;

(iii) to the extent assignable under applicable Law, all rights of the Non-Debtor Seller Parties under any non-disclosure or confidentiality, non-compete or non-solicitation Contracts with Transferred Employees of the Non-Debtor Seller Parties; and

(iv) all claims, rights or interests of the Non-Debtor Seller Parties in or to any refund, rebate, abatement or other recovery for Taxes in respect of any Taxes that are Assumed Liabilities.

(b) Transferred Debtor Assets. On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.01(c) and Section 2.02, to the maximum extent permitted by the Bankruptcy Code and applicable Law (including Data Protection Obligations), at the Closing, each Debtor Seller Party shall sell, convey, assign, transfer and deliver to Buyer or a designated Affiliate of Buyer, and Buyer shall purchase, acquire and accept from such Debtor Seller Party, all of such applicable Debtor Seller Party’s right, title and interest in, to and under the following assets, as the same shall exist immediately prior to the Closing free and clear of any and all Liens (other than Permitted Liens), in each case, other than the Excluded Assets (collectively, the “Transferred Debtor Assets” and together with the Transferred Non-Debtor Assets, the “Transferred Assets”):

(i) the Transferred Executory Contracts set forth on Section 2.01(b)(i) of the Disclosure Schedules (the “Transferred Contracts”);

(ii) to the maximum extent assignable under applicable Law or the Bankruptcy Code, the assets of the Debtor Seller Parties set forth on Section 2.01(b)(ii) of the Disclosure Schedules; and

(iii) to the maximum extent permitted by the Privacy Policies of the Debtor Seller Parties, and applicable Law (including Data Protection Obligations) applicable to any Personal Data included in such Transferred Books and Records (including, as applicable, any past Privacy Policies in effect at the time of collection of such Personal Data that remain applicable to such Personal Data), the Transferred Books and Records;

(iv) to the extent assignable under applicable Law, all rights of the Debtor Seller Parties under any non-disclosure or confidentiality, non-compete or non-solicitation Contracts with Transferred Employees; and

(v) all claims, rights or interests of the Debtor Seller Parties in or to any refund, rebate, abatement or other recovery for Taxes in respect of any Taxes that are Assumed Liabilities.

(c) Excluded Assets. Other than the Transferred Assets, all other assets of any Seller shall be retained by such Seller (the “Excluded Assets”), including all Personal Data held by such Seller that is nontransferable under applicable Law (including Data Protection Obligations) or under the Privacy Policies of such Seller applicable to such Personal Data (including, as applicable, any past Privacy Policies in effect at the time of collection of such Personal Data that remain applicable to such Personal Data), including any Personal Data relating to Transferred Employees for which such Seller has not received express written consent from such employee to transfer such Personal Data to Buyer or its Affiliates.

(d) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume or shall cause a designated Affiliate of Buyer, including the Vestas India Buyer, as applicable, to assume at the Closing and thereafter timely pay, discharge and perform the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):

(i) all Liabilities arising under any of the Transferred Assets, except to the extent (but subject to, and without any limitation of, the Assumed Liabilities set forth in Section 2.01(d)(v)) such Liabilities are required to be performed on or prior to the Effective Time;

(ii) all Liabilities relating to Buyer’s ownership or operation of the Transferred Assets, to the extent arising from events, facts or circumstances that occur from and after the Effective Time;

(iii) all Liabilities with respect to Transfer Taxes to be borne by Buyer pursuant to Section 9.02 and any Taxes to be borne by Buyer pursuant to Section 9.03;

(iv) except with respect to Excluded Bad Actor Liabilities, rights of directors or officers of any of the Sellers who become Transferred Employees to indemnification and exculpation under the certificate of incorporation, bylaws or comparable organizational documents of such Seller, as applicable, now in effect and under applicable Law, solely to the extent such Persons are not covered by the Sellers’ or its Affiliates’ insurance coverage, or if such coverage is insufficient;

(v) all Cure Costs payable by Buyer pursuant to Section 2.04;

(vi) all Liabilities assumed by Buyer pursuant to Section 6.07; and

(vii) all Liabilities relating to amounts required to be paid by Buyer hereunder.

(e) Excluded Liabilities. Notwithstanding any other provision of this Agreement, other than the Assumed Liabilities, none of Buyer nor any Affiliate of Buyer is assuming and none of them shall be responsible to pay, perform, or discharge, and none of Buyer nor any Affiliate of Buyer shall be or become liable for or subject to any Liabilities of the Sellers, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, (collectively, the “Excluded Liabilities”), including but not limited to:

(i) any Liability of the Sellers for Taxes, except for those Liabilities explicitly assumed by Buyer pursuant to this Agreement;

(ii) any Liability expressly retained by the Sellers pursuant to Section 6.07, including, but not limited to, any Liability relating to the Employee Plans, irrespective of when such Liabilities arise;

(iii) any Liability relating to amounts to be paid by the Sellers or any of their respective Affiliates hereunder, including brokers’ fees;

(iv) all Liabilities owing to any agent, financial advisor, broker, finder, consultant, counsel, accountant or other third-party representative engaged or employed by the Sellers or any of their respective Affiliates in connection with the Transactions;

(v) all Non-Ordinary Course Employment Liabilities;

(vi) all Debt of the Sellers, Debtor Seller Parties and any of their respective Affiliates;

(vii) all Liabilities (other than Cure Costs) incurred in connection with the initiation or conduct of the Bankruptcy Cases, including all Liabilities arising out of the consummation of a plan of reorganization, including any distributions or other actions taken by TPI Parent and its bankruptcy estate or the Debtor Seller Parties (whether existing as of the Agreement Date or arising in the future);

(viii) except for Assumed Liabilities, any Liabilities arising out of an Action relating to or arising out of events occurring on or before the Effective Time;

(ix) all Transaction Costs; and

(x) any Excluded Bad Actor Liabilities.

Section 2.02. Assignment of Certain Transferred Assets and Transferred Contracts. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver (a) any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom or (b) any Transferred Contract, in each case, if such attempted sale, conveyance, assignment, transfer or delivery thereof, without the Consent of a third party (including any Government Authority), would constitute a breach or other contravention thereof or a violation of applicable Law, Order or Transferred Contract. If, on the Closing Date, any such Consent has not been obtained such that an attempted sale, conveyance, transfer or assignment thereof would be ineffective or a violation of applicable Law or Order or Transferred Contract, the applicable Seller and Buyer will, subject to Section 6.04, cooperate in good faith to promptly obtain such Consent and/or enter into a mutually agreeable arrangement under which, for up to six (6) months following Closing, (x) Buyer would, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset or Transferred Contract in accordance with this Agreement, including, for example (and without limitation of other similar arrangements being employed instead and in place thereof), by subcontracting, sublicensing or subleasing such Transferred Asset or Transferred Contract to Buyer or a designated Affiliate of Buyer and/or (y) the applicable Seller would enforce for the benefit (and at the expense) of Buyer any and all of such Seller’s (or Debtor Seller Party’s) rights, claims or benefit against a third party associated with such Transferred Asset or Transferred Contract, and such party would promptly pay to Buyer when received all monies received by them under any such Transferred Asset, Contract, claim, right or benefit (net of the applicable Seller’s expenses incurred in connection with any assignment or other performance contemplated by this Section 2.02). If any such Consent is obtained following the Closing, such Seller shall sell, convey, assign, transfer and deliver to Buyer or an Affiliate designated by Buyer such Transferred Asset or Transferred Contract promptly after receipt of such Consent at no additional cost to Buyer.

Section 2.03. Closing. The closing of the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153), at 9:00 a.m. (New York City time) on the fifth (5th) Business Day following the date upon which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with Article X (other than those Closing Conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, (a) except as otherwise expressly provided in this Agreement or such other Transaction Agreements, all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

Section 2.04. Designated Contracts; Cure Costs.

(a) Payment of Cure Costs. Subject to Section 2.02, at Closing and pursuant to Section 365 of the Bankruptcy Code and the Sale Order, TPI Parent shall and shall cause each Debtor Seller Party to assume and, effective as of the Closing, assign to Buyer or an Affiliate designated by Buyer, and Buyer or an Affiliate designated by Buyer shall assume from such applicable Debtor Seller Party the Transferred Executory Contracts to which the applicable Debtor Seller Party is party. All Cure Costs shall be paid by Buyer at or after Closing in accordance with the procedures set forth in the Sale Order or, if a cure objection has not been finally resolved as of the Closing, in accordance with Section 2.04(c) and none of the Sellers or their respective Affiliates shall have any Liability therefor.

(b) Available Contract Schedule. On December 12, 2025, TPI Parent (i) filed with the Bankruptcy Court a list of all executory Contracts to which a Debtor is party and the proposed amount of the Cure Costs associated with each of such executory Contracts and (ii) served written notice to the non-Debtor counterparty (a “Cure Notice”) of each such executory Contract, in accordance with the Bidding Procedures Order. On or promptly following the date hereof, TPI Parent shall deliver to Buyer a list of each executory Contract that is Related to the Business (each, an “Available Executory Contract” and such list, the “Available Contract Schedule”). If, at any time following the Designation Deadline and prior to the Closing Date, TPI Parent becomes aware that it or any Debtor is a party to an Available Executory Contract that is not listed on the Available Contract Schedule (each, an “Undisclosed Contract”), TPI Parent will promptly update the Available Contract Schedule with respect to such Undisclosed Contract and (i) file with the Bankruptcy Court such updated Available Contract Schedule and (ii) serve a Cure Notice, which notice shall include such updated Available Contract Schedule, to the non-Debtor counterparty(ies) to such Undisclosed Contract.

(c) Treatment of Undisclosed Contracts. Buyer may elect, by written notice to TPI Parent, an Undisclosed Contract it wishes to acquire and have assigned to it or one of its Affiliates on the Closing Date (each such Contract and the Designated Transferred Executory Contract, a “Transferred Executory Contract”) to be a Transferred Executory Contract within fourteen (14) days of TPI Parent’s notice to Buyer of its discovery thereof (but in any event, prior to Closing), following which TPI Parent shall promptly file (or cause to be filed) with the Bankruptcy Court and serve upon the non-Debtor counterparty an amended notice of assumption clearly reflecting the addition of such Undisclosed Contract. In the event the non-Debtor counterparty does not timely object to the Cure Notice, the Undisclosed Contract shall be assumed by the applicable Debtor and be assigned to Buyer or an Affiliate designated by Buyer effective as of the date the amended notice of assumption listing such Undisclosed Contract was filed. In the event the non-Debtor counterparty timely objects to the Cure Notice, the transfer of such Undisclosed Contract will not occur until the Bankruptcy Court rules on the pending objection or the objection is resolved in a manner mutually acceptable to Buyer, TPI Parent and the non-Debtor counterparty (with an effective assumption and assignment date to be agreed to by Buyer, TPI Parent and non-Debtor counterparty or ordered by the Bankruptcy Court). Buyer shall pay or cause to be paid Cure Costs in respect of any Undisclosed Contract that becomes a Transferred Executory Contract. Any Debtor that assumes and assigns an Undisclosed Contract to Buyer shall be deemed a Debtor Seller Party under this Agreement and a party to the Bill of Sale, Assignment and Assumption Agreement.

(d) Resolution of Cure Disputes. If any objections are filed by, or received from, any non-Debtor counterparty in response to a Cure Notice, the applicable Debtor will use commercially reasonable efforts to resolve any such objections with such non-Debtor counterparty. TPI Parent shall not resolve any such objection without Buyer’s consent to the terms of the resolution, provided that such consent shall not be unreasonably withheld, conditioned or delayed. If any such cure objection is not consensually resolved or finally determined by the Bankruptcy Court prior to the Closing Date with respect to any Transferred Executory Contract, so long as Buyer (x) pays or causes to be paid on or before the Closing Date such non-Debtor counterparty an amount equal to the undisputed portion of Cure Costs payable with respect to such Transferred Executory Contract and (y) appropriately reserves funding for the disputed portion of such Cure Costs pending resolution of such cure objection, subject to entry by the Bankruptcy Court of the Sale Order, the applicable Debtor shall assume and assign such Transferred Executory Contract to Buyer or an Affiliate designated by Buyer at the Closing, and upon either the consensual resolution or final determination by the Bankruptcy Court of such cure objection, Buyer shall promptly pay or cause to be paid to such non-Debtor counterparty any remaining Cure Costs owing to such non-Debtor counterparty with respect to such Transferred Executory Contract.

Section 2.05. Withholding. Neither Buyer nor any of its Affiliates shall be entitled to deduct or withhold Taxes from any payments made under this Agreement except as required by applicable Law relating to Taxes. If any applicable Law relating to Taxes requires the deduction or withholding of any Tax from any such payments, then Buyer or any of its Affiliates shall be entitled to make such deduction or withholding and any such amounts deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid by Buyer or any of its Affiliates to the recipient in respect of which such deduction and withholding was made; provided, however, that Buyer shall (a) use commercially reasonable efforts to cooperate with the Sellers to reduce such potential withholding, including through accepting any duly completed and executed relevant form establishing an entitlement to reduce withholding under applicable Law, (b) timely pay such amounts withheld to the applicable Government Authority, and (c) provide the Sellers with an original or certified copy of a receipt evidencing such timely payment to the applicable Government Authority. Notwithstanding the foregoing, this Section 2.05 shall not apply with respect to the deduction or withholding of any Transfer Taxes, which shall be governed by Section 9.02.

ARTICLE III

PURCHASE PRICE

Section 3.01. Purchase Price. The aggregate consideration to be paid by Buyer for the sale of all of the Transferred Assets shall be an amount in cash equal to $1.00 (subject to Section 2.05) (the “Purchase Price”) plus the assumption of the Assumed Liabilities.

Section 3.02. Certain Closing Deliverables. At the Closing:

(a) the applicable Sellers shall deliver or cause to be delivered to Buyer the following:

(i) a counterpart of the Bill of Sale, Assignment and Assumption Agreement for the Transferred Assets, in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by each Seller selling, conveying or transferring any Transferred Asset;

(ii) a counterpart to the Delivery Note, in the form attached hereto as Exhibit B (the “IN Delivery Note”) evidencing the delivery of such Transferred Assets of India Seller, which are capable of transfer by actual or constructive delivery with the intent that title in such Transferred IN Assets shall pass by and upon delivery of actual or constructive possession, duly executed by India Seller;

(iii) a counterpart to the Danish Business Transfer Agreement, duly executed by Danish Seller;

(iv) the officer’s certificates required to be delivered pursuant to Section 10.02(a)(v);

(v) all required Transfer Tax stamps and transfer forms (if any), unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available post-Closing;

(vi) an IRS Form W-9 from TPI Parent and each Debtor Seller Party that is selling, conveying or transferring any Transferred Debtor Assets;

(vii) an IRS Form W-8BEN-E from each Non-Debtor Seller Party selling, conveying or transferring any Transferred Non-Debtor Assets;

(viii) evidence, in form and substance reasonably satisfactory to Buyer, that the consents, approvals, or waivers set forth on Section 3.02(a)(viii) of the Disclosure Schedules have been duly obtained and are in full force and effect; and

(ix) such other instruments of conveyance or transfer, in form and substance reasonably acceptable to the Sellers and Buyer, as may be necessary to convey the Transferred Assets to Buyer.

(b) Buyer shall deliver or cause to be delivered to the Sellers the following:

(i) an amount equal to the Purchase Price, by wire transfer of immediately available funds to an account or accounts as directed by TPI Parent in writing prior to the Closing Date;

(ii) a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

(iii) a counterpart of the IN Delivery Note, duly executed by the Vestas India Buyer;

(iv) a counterpart to the Danish Business Transfer Agreement, duly executed by Buyer; and

(v) the officer’s certificate required to be delivered to the Sellers pursuant to Section 10.01(a)(v).

Section 3.03. Purchase Price Allocation. Buyer and the Sellers agree to allocate the Purchase Price (as finally determined hereunder), the Assumed Liabilities, and all other relevant items among and between the Transferred Assets in accordance with the allocation under this Section 3.03. Reasonably in advance of the Closing Date, the Sellers shall deliver to Buyer its proposed allocation, based on their good faith determination of the value of the Transferred Assets for review and comment. Buyer and the Sellers shall mutually cooperate to resolve any differences in good faith, with the objective of having an agreed tentative allocation at least five (5) Business Days prior to the Closing, which shall govern, pending the final allocation, except as provided below with respect to the failure to agree on a final allocation. In absence of an agreed tentative allocation, the Sellers’ allocation (as adjusted after giving good faith consideration to any Buyer comments, which allocation shall be delivered to Buyer no later than two (2) Business Days prior to the Closing) shall govern, pending the final allocation, except as provided below with respect to the failure to agree on a final allocation. Accordingly, the tentative allocation shall govern the initial remittance of any Transfer Taxes, subject to adjustment in accordance with the later determined final allocation. No later than thirty (30) Business Days after Closing, Buyer shall deliver to the Sellers a proposed final allocation of the Purchase Price and the Assumed Liabilities (and all other relevant items) as of the Closing Date among and between the Transferred Assets determined in a manner consistent with the agreed tentative allocation. Buyer and the Sellers shall negotiate in good faith to agree on a final allocation for a period of forty-five (45) days following Buyer’s delivery of the draft of the proposed final allocation (as agreed during such period, the “Purchase Price Allocation”). The Purchase Price Allocation shall be conclusive and binding on the Parties. None of the Parties shall take any position inconsistent with the Purchase Price Allocation, if any, on any Tax Return or in any audit or Tax proceeding, unless otherwise required by a final determination by a Government Authority. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 3.03 shall survive the Closing without limitation. In the event the Buyer and Sellers are unable to agree upon a final allocation, each such party shall make its own determination of the proper allocation in good faith consistent with the agreed tentative allocation, or in the absence of an agreed tentative allocation, in good faith based on such party’s good faith determination of value of the Transferred Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Buyer, severally and not jointly, that, except as set forth in the Disclosure Schedules (as applicable to such Seller):

Section 4.01. Formation and Authority of the Sellers; Enforceability. Each Seller is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Except for such authorizations required by the Bankruptcy Court, (a) such Seller, and (b) each Debtor Seller Party, has the requisite power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement and will have prior to the Closing the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under the other Seller Transaction Agreements to which it is a party (including the consummation of the Seller Transactions). Each Seller has the requisite power, legal capacity and authority to own, lease and operate its business as now conducted, including with respect to the Transferred Assets, and is duly qualified as a foreign corporation or other entity or organization to do business, and to the extent legally applicable, is in good standing in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance by each Seller of the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party have been, or will be prior to the Closing, duly authorized by all requisite corporate or organizational action on the part of such Seller, and no approval by such Seller’s shareholder(s) or governing body is required in connection with such Seller’s execution, delivery and performance of the Seller Transaction Agreements. Except for such authorizations as may be required by the Bankruptcy Court, this Agreement has been duly executed and delivered by each Seller, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly executed and delivered by such Seller, as applicable, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.02. No Conflict. Provided that all Consents, waivers and other actions listed on Section 4.02 or Section 4.03 of the Disclosure Schedules have been obtained or satisfied, the execution, delivery and performance by each Seller of the Seller Transaction Agreements (including the consummation of the Seller Transactions) do not and will not:

(a) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational or governing documents of such Seller;

(b) violate in any material respect any Law or Order applicable to such Seller or the Business, or by which the Transferred Assets are bound or subject; or

(c) violate, conflict with, result in a breach of or constitute a violation or default (or, any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right to terminate, cancel or accelerate, or result in a loss of a benefit under any Transferred Contract to which such Seller or any of its Subsidiaries or Affiliates is a party or by which any of the Transferred Assets is bound.

Section 4.03. Consents and Approvals. Except as set forth on Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by each Seller of the Seller Transaction Agreements (including the consummation of the Seller Transactions) do not and will not require any Consent, waiver, or other action from or by, or any filing with or notification to, any Government Authority by such Seller, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the lack of any such Consent, waiver, or other action or filing or notification would not, individually or in the aggregate, reasonably be expected to be material to the Business or to prevent, materially delay or materially impair such Seller’s ability to consummate the Transactions or perform its obligation under the Seller Transaction Agreements to which it is a party, or (c) as may be necessary solely and exclusively as a result of any facts or circumstances relating to Buyer or its Affiliates.

Section 4.04. Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements, or in connection with the negotiation and execution of the Transaction Agreements, the filing of the Bankruptcy Cases or the consummation of the Transactions, since April 30, 2025 (a) through the Agreement Date, each Seller is conducting the Business in all material respects in the ordinary course of business, (b) through the Agreement Date there has not been a Material Adverse Effect, and (c) there has been no change in any method of accounting or accounting practice of such Seller, except as required by GAAP or applicable Law.

Section 4.05. Absence of Litigation. Other than the Bankruptcy Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no Actions or Orders pending, existing or, threatened in writing against any Seller, in each case, that would or would reasonably be expected to materially prevent, delay or impair such Seller’s ability to consummate the Transactions or perform its obligations under the Transaction Agreements. Except as set forth on Section 4.05 of the Disclosure Schedules, there are no material Actions or Orders pending, existing or threatened in writing against any Seller (with respect to the Business).

Section 4.06. Brokers. Except for fees and expenses of Jefferies LLC and Alvarez & Marsal North America, LLC (the “Sellers’ Bankers”) (whose fees and expenses shall be solely borne by the Sellers as a Transaction Cost), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sellers or any of its respective Affiliates in connection with the Transactions and no broker, finder or investment banker, other than the Sellers’ Bankers has acted for or on behalf of the Sellers, or any of their Affiliates in connection with the Transactions.

Section 4.07. Title. Each Seller has good title to, free and clear of any Liens (other than Permitted Liens) or a valid leasehold interest in or license to all Transferred Assets (including (i) any personal property leased pursuant to a Transferred Contract and (ii) any Intellectual Property licensed pursuant to a Transferred Contract) that are owned by or otherwise made available to such Seller, and at the Closing, subject to Section 2.02, Buyer will own good and valid title to each of the Transferred Assets or will be vested with good and valid title to the Transferred Assets or have a valid leasehold interest in or license to the Transferred Assets free and clear of all Liens (other than Permitted Liens).

Section 4.08. Compliance with Laws. Each Seller and its Affiliates is not in violation of any Laws or Orders applicable to such Seller’s conduct of the Business in any material respect. Such Seller and its Affiliates have not received any written notice of or been charged with the violation of any Laws or Orders, except where such violation would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 4.09. Privacy and Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, to the Knowledge of Sellers, with respect to Personal Data contained in the Transferred Assets, the Sellers have, during the two (2) years preceding the date hereof: (a) complied with all Data Protection Obligations; (b) had commercially reasonable safeguards in place designed to protect Personal Data in the possession or under the control of the Sellers against loss, theft, or unauthorized disclosure; (c) not experienced any security breach; and (d) not received any written notice of any claims alleging any violation of any Data Protection Obligations by the Sellers.

Section 4.10. Material Contracts.

(a) Section 4.10 of the Disclosure Schedules lists the following Contracts to which any Seller is a party solely to the extent such Contracts are Related to the Business (such Contracts, the “Material Contracts”):

(i) Contracts, other than Employee Plans, with any current or former officer, employee or director of any TPI Mexico Entity;

(ii) any Collective Bargaining Agreements with Unions currently representing any Transferred Employee;

(iii) Contracts to sell (including Contracts to assign or sublease any material Leased Real Property) or otherwise dispose (other than a non-exclusive license or sublicense) of any material assets or properties of the TPI Mexico Entities, other than in the ordinary course of business, which Contracts have obligations that have not been satisfied or performed;

(iv) Contracts relating to the acquisition by any TPI Mexico Entity of any operating business or the capital stock of any other Person, in each case, and for which the acquisition is still pending;

(v) other than (x) that certain Super-Priority Senior Secured Priming Debtor-in-Possession Credit Agreement and Guaranty, dated as of August 14, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among TPI Parent, the subsidiary guarantors party thereto, lenders party to the Credit Agreement (collectively, the “Lenders”), and OAKTREE FUND ADMINISTRATION, LLC, as administrative Agent for the Lenders, and that certain Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended, restated, amended and restated, modified, or supplemented from time to time prior to the date hereof), by and among, TPI Parent, subsidiary guarantors party thereto, the lenders from time to time party thereto OAKTREE FUND ADMINISTRATION, LLC, as administrative agent for the Lenders, (y) intercompany Debt made or (z) incurred in the ordinary course or in accordance with any Order of the Bankruptcy Court, Contracts relating to the incurrence of Debt or the making of any loans;

(vi) Contracts (or series of Contracts with the same counterparty), (1) to purchase goods or products from a supplier that will result in purchases or expenditures by TPI Parent and the TPI Mexico Entities in an aggregate amount that exceeds $100,000 annually or (2) to sell goods or products to a customer that will result in sales by TPI Parent and the TPI Mexico Entities, and, in the case of (1) and (2), extends or requires performance by any party thereto for more than one (1) year from the date hereof and are not terminable by TPI Parent or applicable TPI Mexico Entity party thereto without penalty on less than ninety (90) days’ notice;

(vii) Contracts to enter into any commitment for capital expenditures outside of the ordinary course of business, in excess of $100,000; and

(viii) Contracts with any Government Authority that will result in sales by the Sellers in excess of $10,000 annually.

(b) Each Material Contract is a legal, valid and binding obligation of the Seller party thereto, and, to the Knowledge of the Sellers, each other party to such Transferred Contract, and is enforceable against such Seller, and, to the Knowledge of the Sellers, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception.

(c) To the Knowledge of the Sellers, none of the Sellers has received or delivered any notice of any material default or event that with notice or lapse of time or both would constitute a material default under any Material Contract, except for defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 4.11. Employment and Employee Benefits Matters.

(a) As of the date hereof, there are no Employee Plans exclusively covering any Covered Indian Employees, Covered Danish Employee or Covered Employees, or, in each case, the dependents or beneficiaries of the foregoing.

(b) Section 4.11(b) of the Disclosure Schedules sets forth a list, as of the date of this Agreement of all Covered Indian Employees, Covered Danish Employee and Covered Employees, specifying (i) job title, (ii) status (e.g., full-time regular, part-time regular, variable, seasonal, temporary, leased), (iii) work location (city, state and country), (iv) hire date, (v) classification under the Fair Labor Standards Act and any similar applicable Law (i.e., exempt, non-exempt), (vi) leave of absence status (including type and anticipated return date, if applicable), (vii) employing entity and (viii) whether such Person holds a work visa, permit or other similar approval.

(c) As of the date hereof, there are no individual independent contractors or consultants of the Sellers or Debtor Seller Parties who primarily provide services to the Business.

(d) No Seller is party to or bound by any Collective Bargaining Agreement or other Contract with a Union and no Covered Employee, Covered Indian Employee or Covered Danish Employee is represented by a Union with respect to their employment with such Seller. To the Knowledge of the Sellers, there is no effort currently being made or threatened by, or on behalf of, any Union to organize any Covered Employee, Covered Indian Employee or Covered Danish Employee, and there has been no such effort during the past three (3) years.

(e) There are no: (i) strikes, concerted work stoppages, concerted work slowdowns or lockouts pending, or, to the Knowledge of the Sellers, threatened against such Seller, or (ii) Actions or Orders or any other unfair labor practice charges, labor grievances or arbitrations pending, or, to the Knowledge of the Sellers, threatened. Each Seller and its respective Affiliates are, and has been for the past three (3) years, in compliance in all material respects with all employment Laws with respect to the Covered Employees, Covered Indian Employee, Covered Danish Employee, and individual independent contractors or consultants who, in each case, primarily provides services to the Business.

(f) With respect to the Covered Employees, Covered Indian Employees and Covered Danish Employee: (i) there has been no plant closing or mass layoff within the last twelve (12) months; and (ii) there has been no temporary furlough, layoff or plant closing within the last six (6) months which the Sellers now reasonably believes will last longer than six (6) months beyond the time period during which the furlough, layoff or plant closing was implemented.

(g) As of the Closing Date, except as would not result in material liability for the Sellers or the Business, the Sellers will have paid in full (i) to any Covered Employee, Covered Indian Employee or Covered Danish Employee, any wages, salaries, commissions, bonuses and compensation due and payable prior to the Closing Date and (ii) to all independent contractors, consultants, and temporary employees exclusively performing services for the Business, any fees for services that are due and payable prior to the Closing Date.

(h) To the Knowledge of the Sellers, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, accelerate the vesting, funding, or delivery of, or increase the amount or value of, any payment, severance, or benefit to any Covered Employee, Covered Indian Employee or Covered Danish Employee.

Section 4.12. Taxes.

(a) Each Seller, solely with respect to the Business or the Transferred Assets, has timely filed all material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns. All material amounts of Taxes (shown as due on such Tax Returns) due and payable by any Seller with respect to the Business or the Transferred Assets have been timely paid (taking into account permitted extensions) other than with respect to any Taxes the payment of which was precluded by reason of the Bankruptcy Cases.

(b) No material deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, by a Taxing Authority against any Seller that are still pending with respect to the Business or the Transferred Assets, and there are no currently ongoing or pending proceedings, investigations, audits or claims by any Taxing Authority in respect of any Taxes relating to the Business or the Transferred Assets, other than any proposed or asserted claims for Taxes filed by any Taxing Authority with the Bankruptcy Court.

(c) No Seller (in respect of the Business or the Transferred Assets) has entered into any written Contract or other arrangement, executed any waiver, to the Knowledge of the Sellers, or otherwise taken any action, that is currently in effect, providing for any extension of time, other than any automatic extension of time, within which (x) to file any Tax Return, (y) to pay any material amount Taxes or (z) any Taxing Authority may assess or collect Taxes.

(d) There are no Liens for Taxes on the Transferred Assets other than Permitted Liens.

(e) Each Seller (in respect of the Business or the Transferred Assets) has complied in all material respects with all applicable withholding obligations for Taxes required to have been withheld in connection with amounts paid to any employee or independent contractor, in each case, of such Seller.

Section 4.13. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules) or any other Transaction Agreement, neither such Seller nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, on behalf of such Seller or any of its respective Affiliates, including any representation or warranty regarding such Seller, or any other Person, any Transferred Assets, any Liabilities of such Seller, including any Assumed Liabilities, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and each Seller hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at Law or in equity, whether made by or on behalf of the Sellers or any other Person, including any of its Representatives. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedules) or any other Transaction Agreement, each Seller hereby (a) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Transferred Assets or the Business, and (b) disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, Data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of the Sellers), including omissions therefrom. Without limiting the foregoing, the Sellers do not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at Law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the probable success, profitability or value of the Transferred Assets or the Business. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers that:

Section 5.01. Formation and Authority of Buyer; Enforceability. Buyer is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer (including the consummation of the Buyer Transactions) have been or will be prior to Closing, as applicable, duly authorized by all requisite corporate or organizational action on the part of Buyer. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02. No Conflict. Provided that all Consents, waivers and other actions described in Section 5.03 have been obtained, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:

(a) violate or conflict with in any material respect the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer;

(b) violate in any material respect any Law or Order applicable to Buyer; or

(c) violate or conflict with, result in any breach of, or constitute a violation or default (or, any event that, with notice or lapse of time, or both would constitute a default) under, or give to any Person any right to terminate, accelerate or cancel, or a loss of a material benefit under any material Contract to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such conflicts, violations, terminations, cancellations, breaches, defaults, accelerations, or Liens as would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.03. Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws or (b) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not prevent or materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.04. Absence of Litigation. There are no Actions or Orders pending, existing or threatened in writing against Buyer, in each case, that would materially prevent, delay or impair Buyer’s ability to consummate the Transactions or otherwise perform its obligations under the Transaction Agreements.

Section 5.05. Financial Ability. Buyer has, and will have at the Closing, (a) sufficient immediately available funds and the financial ability to pay the Purchase Price, all Cure Costs and any costs and expenses incurred by Buyer pursuant to, or in connection with the negotiation, execution or performance of the Transaction Agreements and (b) the resources and capabilities (financial and otherwise) to perform its obligations under the Buyer Transaction Agreements.

Section 5.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with the Transactions.

Section 5.07. Investigation. Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon and on the making of the representations and warranties set forth in Article IV, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities, the Business and the Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements and (b) has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Sellers, the Transferred Assets, the Assumed Liabilities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements, as it has requested or otherwise requires to enter into this Agreement. Buyer further acknowledges and agrees that (x) the only representations and warranties made by the Sellers are the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Schedules) or pursuant to any other Transaction Agreement and Buyer has not relied upon, and will not rely upon, any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Sellers or any of their Affiliates (including any Debtor Seller Parties), any Representatives of the Sellers or any of their Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Sellers’ Bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Sellers expressly set forth in Article IV (as modified by the Disclosure Schedules) or in any other Transaction Agreement, subject to the exclusive remedies set forth herein. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Business, the Transferred Assets and the Assumed Liabilities are being transferred on a “where-is” and, as to condition, “as-is” basis subject to the representations and warranties contained in Article IV (as modified by the Disclosure Schedules) or in any other Transaction Agreement without any other representations or warranties of any nature whatsoever. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

Section 5.08. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V, the other Transaction Agreements or any certificate delivered pursuant to any Transaction Agreement, neither Buyer nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Buyer or any of its Affiliates, and Buyer hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Buyer or any other Person, including any of their respective Representatives.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Conduct of Business Before the Closing. Buyer acknowledges that certain of the Sellers are operating the Business in the context of the Bankruptcy Cases. Subject to the foregoing, except (a) as required by applicable Law, by Order of the Bankruptcy Court or to the extent required in connection with the Bankruptcy Cases, (b) as required by the terms of any Transaction Agreement or (c) for matters identified on Section 6.01 of the Disclosure Schedules, during the Pre-Closing Period:

(a) each Seller shall, other than in connection with the Bankruptcy Cases, (i) operate the Business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain the Transferred Assets in their current condition (subject to ordinary wear and tear) and, (iii) preserve in all material respects the present business operations, organization and goodwill of the Business, and the present relationships with material customers, material suppliers and other material commercial relationships of the Business; and

(b) unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers will not, solely with respect to the Business as operated by such Seller, do any of the following:

(i) create, grant or incur any Lien on any Transferred Assets (in each case, whether tangible or intangible), in each case, other than a Permitted Lien or a Lien that will be discharged at or prior to the Closing;

(ii) other than the Bankruptcy Cases, take any action to initiate or acquiesce to any bankruptcy, insolvency, reorganization or moratorium proceeding of any character, including any composition, administration or arrangement with creditors, voluntary or involuntary, of the Non-Debtor Seller Parties or any of the Transferred Non-Debtor Assets;

(iii) with respect to the Debtor Seller Parties, voluntarily pursue or seek, or fail to use reasonable best efforts to oppose any third party in pursuing or seeking, a conversion of any of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code, the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded power; or

(iv) agree to, authorize or enter into any legally binding commitment with respect to any of the foregoing.

Section 6.02. Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice to the Sellers, at the sole cost and expense of Buyer, the Sellers shall (i) afford the Representatives of Buyer reasonable access, during normal business hours, to (x) the properties, assets, facilities, and books and records of the Sellers Related to the Business and (y) the Transferred Employees, (ii) furnish to the Representatives of Buyer such additional information, including Tax information, relating directly to the Transferred Employees or Transferred Assets, social security obligations and other information regarding the Business, the Transferred Assets, and the Assumed Liabilities as Buyer or its Representatives may from time to time reasonably request, and (iii) make available to Buyer and its Representatives, during normal business hours, those directors, officers, employees, auditors, accountants and other Representatives of the Sellers, except, in the case of (i), (ii) and (iii), as set forth in Section 6.02(b). In furtherance of the foregoing, during the Pre-Closing Period, the Sellers shall furnish to certain mutually acceptable representatives of Buyer information reasonably requested by Buyer (including name and compensation information of Covered Employees, Covered Indian Employees and the Covered Danish Employee) to allow Buyer to make offers of employment contemplated in Section 6.07.

(b) Notwithstanding anything in this Agreement to the contrary:

(i) (A) in no event shall the Sellers or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law (including Data Protection Obligations) or any Order of the Bankruptcy Court, (2) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to the Sellers or any of their respective Affiliates relating to such information, or (3) information the disclosure of which would cause any of the Sellers or any of their Affiliates to breach a confidentiality obligation to which it is bound (it being agreed that, in the case of the preceding clauses (1), (2) and (3), the applicable Sellers shall, to the extent reasonably practicable, cooperate with Buyer and its Representatives to make appropriate substitute arrangements or limit disclosure to the extent necessary to avoid a violation of an applicable Law or an Order of the Bankruptcy Court or avoid jeopardizing an applicable privilege or avoid breaching the applicable confidentiality obligation) and (B) any access or investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of the Sellers or any of its Affiliates or the Business;

(ii) the auditors and accountants of the Sellers or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and

(iii) Buyer and its Representatives shall not conduct any sampling or testing of soil, groundwater, air, or other environmental media of the Sellers.

Section 6.03. Confidentiality. Buyer acknowledges that the Confidential Information and Transaction Information (each as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including information provided under Section 6.02, is subject to the Confidentiality Agreement and the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information relating to the Business and constituting a Transferred Asset, and for all other

Confidential Information, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If for any reason the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, that the term of the Confidentiality Agreement as set forth therein shall be amended to refer to one (1) year from the date of termination of this Agreement. For the avoidance of doubt, the provisions in the Confidentiality Agreement which by their terms survive the termination of the Confidentiality Agreement shall continue in full force and effect in accordance with their terms (as modified by the previous sentence).

Section 6.04. Third Party Consents. Each Party agrees to cooperate and use commercially reasonable efforts to obtain any other consents and approvals from any third Person other than a Government Authority that may be required in connection with any Transaction (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, no Party or any of its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain primarily, secondarily or contingently liable for any Assumed Liability) to any third party to obtain any such Third Party Consent. For the avoidance of doubt, no representation, warranty or covenant of the Sellers contained in any Transaction Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (a) the failure to obtain any Third Party Consents or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consents.

Section 6.05. Cooperation. During the Pre-Closing Period, (a) Buyer shall, and shall cause its respective Affiliates to, and the Sellers shall (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (ii) use commercially reasonable efforts to cause all Closing Conditions to be met as promptly as practicable and in any event on or before the Outside Date, and (b) each Seller shall keep Buyer, and Buyer shall keep each Seller reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of such other Party.

Section 6.06. Bulk Transfer Laws. The Sellers will not comply with the provisions of any bulk transfer Laws or similar Laws (including under any Laws related to Taxes) of any jurisdiction in connection with the Transactions, and Buyer hereby waives all claims related to the noncompliance therewith.

Section 6.07. Employee Matters.

(a) Employment of Covered Indian Employees. Buyer shall cause the Vestas India Buyer to make a written offer of employment to all Covered Indian Employees (including those who are on temporary furlough, leave of absence or disability) as soon as reasonably practicable after the date hereof, with such employment to commence immediately following (and subject to the Closing). Between such offer and the Closing, Buyer shall cause the Vestas India Buyer to, and India Seller shall negotiate and execute the Employee Transfer Agreement set forth on Exhibit C with each Covered Indian Employee who accepts the offer to commence employment with the Vestas India Buyer immediately following (and subject to) the Closing (for purposes of this Section 6.07, any Covered Indian Employee who becomes employed by the Vestas India

Buyer in accordance with this Section 6.07(a) is referred to as a “Transferred Indian Employee”). Effective as of the Closing, the existing employment agreement executed by such Transferred Indian Employee with India Seller shall stand terminated, and such Transferred Indian Employee will be governed by the employment agreement executed with the Vestas India Buyer. Furthermore, such Transferred Indian Employees shall stand transferred to the rolls of the Vestas India Buyer from and with effect at Closing. Each employment agreement entered into between the Vestas India Buyer and a Transferred Indian Employee shall contain terms and conditions of employment no less favorable than the terms and conditions of employment provided by such Seller immediately prior to the Closing Date with respect to such Transferred Indian Employee (including salary, bonus and non-equity incentive compensation, benefits, location and other terms of employment).

(b) Solely to the extent required under applicable Law to ensure continuity of service of the Transferred India Employees (and without expanding or superseding Buyer’s obligations set forth elsewhere in this Agreement), Buyer shall (i) provide the Transferred Indian Employees with continuity of service benefits without interruption of service or an intervening period from the end of the respective Transferred Employee’s employment with the India Seller, (ii) for the purpose of computing gratuity, following the Closing, recognize the past service of the Transferred Indian Employees and shall, when due, assume and discharge such accrued gratuity Liabilities associated with such employees under Law, and (iii) recognize the accrued but unused annual leave (privilege leave) entitlement, if any, of the Transferred Indian Employees as of the Closing in connection with their employment with the India Seller.

(c) Employment of Covered Danish Employee. The Covered Danish Employee will transfer automatically to Buyer or an Affiliate of Buyer upon entry into the Danish Business Transfer Agreement and in accordance with the Danish Business Transfer Act (the “Transferred Danish Employee”). The Covered Danish Employee shall receive from Buyer or an Affiliate of Buyer an addendum to his employment contract stipulating that Buyer or an Affiliate of Buyer is the new employer as of the Closing Date and Buyer or Affiliate of Buyer shall ensure that the Covered Danish Employee shall be employed under terms and conditions that are no less favorable than the terms and conditions provided by Danish Seller and in accordance with the terms and conditions contained in the Danish Business Transfer Agreement.

(d) Employment of Covered Employees. Covered Employees (including those who are on temporary furlough, a leave of absence, or disability) shall receive from Buyer or an Affiliate of Buyer a written offer of employment, to commence immediately following (and subject to) the Closing, as soon as reasonably practicable after the date hereof. Each offer of employment made by Buyer or an Affiliate of Buyer to a Covered Employee shall contain terms and conditions of employment no less favorable than the terms and conditions of employment provided by such Seller immediately prior to the Closing Date with respect to such Covered Employee (including position, duties, salary, bonus and incentive compensation, benefits, location and other terms of employment). For purposes of this Section 6.07(d), any Covered Employee who becomes employed by Buyer or an Affiliate of Buyer in accordance with this Section 6.07(d) is referred to as a “Transferred Covered Employee.”

(e) If any Transferred Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with Buyer or its applicable Affiliate after the Closing Date, Buyer will, or will cause its applicable Affiliate to, promptly file any necessary applications or documents and will take all actions applicable to secure the necessary visa, permit or other approval (including any transfer thereof) following the Closing Date and the transfer of any related immigration processes (including labor certifications) to Buyer or its applicable Affiliate.

(f) Employees and Employee Plans.

(i) Liabilities. Effective as of the Closing, Buyer shall, or shall cause an Affiliate to, assume or retain, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Covered Indian Employee, Covered Danish Employee or Covered Employee, including those who become a Transferred Employee as of the Closing Date in accordance with Section 6.07 or as of the Post-Closing Employment Transfer Date with respect to all other Transferred Employees, including, without limitation, all Liabilities related to recruitment, hiring, employment, engagement, compensation, incentive compensation, bonuses, benefits, workplace practices, labor relations, occupational health and safety, termination post-employment obligations, accrued and unused vacation, sick days and paid time off and any workers’ compensation claims against the Sellers irrespective of when such claims are made or when such Liabilities arise (whether prior to, on or after the Closing), other than Non-Ordinary Course Employment Liabilities which shall be retained by the Sellers. For the avoidance of doubt, the Buyer and its Affiliates shall not assume any Liabilities relating to, arising out of or resulting from, and Sellers shall retain (A) all Liabilities (contingent or otherwise and including any severance) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of any Covered Employees, Covered Danish Employee or Covered Indian Employees or any other employee, independent contractor or consultant of any Seller, in each case, who does not become a Transferred Employee, irrespective of whether such Liabilities arise prior to, on or after the Closing and (B) all Non-Ordinary Course Employment Liabilities with respect to any Covered Indian Employee, Covered Employee and Covered Danish Employee or any other employee, independent contractor, or consultant of any Seller.

(ii) Employee Plans. Sellers shall retain each Employee Plan and any Liabilities arising under such retained Employee Plans shall be Excluded Liabilities.

(iii) Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer assume or be responsible for any Non-Ordinary Course Employment Liabilities.

(g) Transferred Employees – Additional Employment Terms.

(i) Terms and Conditions of Employment. For a period of at least six (6) months, following the Closing Date (or for such longer period as may be required by applicable Law or pursuant to a Local Transfer Agreement governed by applicable Law), each Transferred Employee shall be entitled to receive, while in the employ of Buyer or its Affiliates, salary, bonus, and non-equity incentive compensation, employee benefits (including defined benefit pension plans) and other terms and conditions of employment no less favorable in the aggregate than as were provided to such employee immediately prior to the Closing Date by the Sellers.

(ii) Credit for Service. Except as otherwise required by applicable Law or pursuant to a Local Transfer Agreement governed by applicable Law, Buyer shall, and shall cause its Affiliates to, credit in all material respects Transferred Employees for service earned on and prior to the Closing Date with the Sellers and any of their Affiliates or predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting, paid-leave entitlement or, for severance (including tenure- based benefits such as gratuity) and vacation benefits only, the calculation of benefits under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided, however, that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees.

(iii) Pre-existing Conditions; Coordination. Except as otherwise required by applicable Law or pursuant to a Local Transfer Agreement governed by applicable Law, Buyer shall, and shall cause its Affiliates to (x) use commercially reasonable efforts to, waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Transferred Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (y) credit in all material respects for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Transferred Employees, deductibles, co-insurance, co-pays and out-of-pocket expenses paid by Transferred Employees and their respective spouses and dependents under the health plans of the Sellers or any of their Affiliates in the calendar year in which the Closing Date occurs.

(h) No Third-Party Beneficiaries. Notwithstanding the provisions of this Section 6.07 or any provision of the Agreement, nothing in this Section 6.07 or the Agreement is intended to and shall not (i) create any third party rights, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require Buyer or any of its Affiliates or the Sellers or any of their Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Covered Employee or any Transferred Employee with any rights to continued employment.

Section 6.08. No Successor Liability. The Parties intend that, to the fullest extent permitted by Law (including under section 363(f) of the Bankruptcy Code, solely with respect to the TPI Parent or the other Debtor Seller Parties), upon the Closing, Buyer shall not be deemed to: (a) be the successor of any Seller, including with respect to any Employee Plans, (b) have, de facto or otherwise, merged with or into any Seller, (c) be a mere continuation or substantial continuation of any Seller, or (d) be liable for any acts or omissions of Sellers in the conduct of the Business or arising under, or related to, the Transferred Assets of any Seller, other than as expressly set forth in this Agreement. The Parties acknowledge and agree that the Transaction was subject to arm’s-length negotiating by Buyer and the Sellers. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties acknowledge and agree that Buyer and Buyer’s Affiliates (y) shall not be liable for any Liability or Lien (other than Assumed Liabilities) against any Seller or any of their predecessors or Affiliates, and (z) shall have no successor or vicarious Liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Transferred Assets, any Excluded Liabilities or any other Liabilities, in each case, of any Seller arising prior to the Closing Date. The Parties agree that provisions regarding TPI Parent and the Debtor Seller Parties substantially in the form of this Section 6.08 shall be reflected in the Sale Order.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01. Access. From and after the Closing Date, subject to any limitations imposed by the Bankruptcy Code or the Bankruptcy Court (if applicable), in connection with any reasonable business purpose, including the preparation or amendment of Tax Returns, claims or obligations relating to Excluded Liabilities, financial statements, or the determination of any matter relating to the rights or obligations of the Sellers or any of their Affiliates under any Transaction Agreement, or as is necessary to administer, or satisfy their obligations in connection with, the Bankruptcy Cases, upon reasonable prior written notice to Buyer, and except to the extent necessary to (i) ensure compliance with any applicable Law (including Data Protection Obligations) or an Order of the Bankruptcy Court, (ii) preserve any applicable privilege (including the attorney-client privilege) or (iii) comply with any Contractual confidentiality obligations, Buyer shall, and shall cause its Affiliates and Representatives to (during normal business hours) (A) afford the Sellers and their Representatives and their respective Affiliates reasonable access, during normal business hours, to the properties, books and records of Buyer and its Affiliates in respect of the Business, the Transferred Assets and the Assumed Liabilities, (B) furnish to the Sellers and their Representatives and their respective Affiliates such additional financial and other information regarding the Business, the Transferred Assets and the Assumed Liabilities as the Sellers or their Representatives may from time to time reasonably request and (C) make available to the Sellers and their Representatives and their respective Affiliates those employees of Buyer or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence to the extent required to assist TPI Parent, its Representatives or their respective Affiliates to administer the Bankruptcy Cases; provided, however, that such access shall not unreasonably interfere with the business or operations of the Business; and provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. Notwithstanding anything to the contrary herein, for the longer of (1) any applicable statute of limitations and (2) the period ending on the Wind-Up Date, the Sellers shall have continued access to all Transferred Books and Records to the extent required to administer the Bankruptcy Cases and the Sellers may retain copies of such Transferred Books and Records, as necessary or appropriate in connection with such purpose.

Section 7.02. Preservation of Books and Records. The Sellers and their Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or before the Closing Date. Buyer agrees that it shall preserve and keep all original books and records in respect of the Business in the possession or control of Buyer or its Affiliates for the longer of the period ending on (a) any applicable statute of limitations and (b) a period of the earlier of (x) six (6) years from the Closing Date and (y) the Wind-Up Date. During such period, (i)

Representatives of the Sellers and their Affiliates shall, upon reasonable notice and for any reasonable business purpose (including the purposes described in Section 7.01), have access during normal business hours to examine, inspect and copy such books and records and (ii) Buyer shall provide to the Sellers and their Affiliates access to such original books and records of the Business as the Sellers or their Affiliates shall reasonably request. The Sellers or their Affiliates, as applicable, shall return such original books and records to Buyer or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such period, before Buyer or any Affiliate shall dispose of any of such books and records, Buyer shall give at least ninety (90) days’ prior written notice to the Sellers of its intention to dispose such books and records, and the Sellers, and/or any of their Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it or they may elect.

Section 7.03. Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and other documents or instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party; provided, however, that except for Buyer’s obligations to discharge an Assumed Liability and as otherwise provided pursuant to Section 2.04, nothing in this Section 7.03 shall require any Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

Section 7.04. Wrong Pockets. Following the Closing, if any Party becomes aware that (i) any Transferred Assets or Assumed Liabilities have not been transferred to Buyer or (ii) any assets or Liabilities not intended under the terms of this Agreement to be transferred to Buyer have been so transferred, such Seller will promptly notify Buyer, and Buyer will promptly notify the Sellers, and such applicable transferring Party shall transfer (or shall cause to be transferred) the relevant asset or liability to the applicable receiving Party at no additional expense to the receiving Party. Pending such transfer or re-transfer, the Parties shall treat such asset or Liability in accordance with its proper characterization under this Agreement, and the receiving Party shall bear all costs, expenses and liabilities associated therewith.

Section 7.05. Transferred Indian Employees. For a period beginning on the Closing Date, and continuing for a period of three (3) months after the Closing Date, (i) Buyer and (ii) India Seller agree to use commercially reasonable efforts to facilitate the issuance and execution of an Employee Transfer Agreement with any Covered Indian Employee who has not yet accepted an offer from Buyer. For the avoidance of doubt, (i) any Covered Indian Employee who subsequently becomes a Transferred Employee pursuant to this Section 7.05 shall from and after the effective date of transfer (the “Post-Closing Employment Transfer Date”) be treated as a Transferred Indian Employee for all purposes of this Agreement, (ii) Employee Transfer Agreements executed pursuant to this Section 7.05 shall provide terms and conditions of employment no less favorable than those provided to Covered Indian Employees who became Transferred Employees pursuant to Section 6.07(a), and (iii) the India Seller and Buyer shall not have any obligation under this Agreement to facilitate or effect the transfer of any Covered Indian Employee post expiration of three (3) months following the Closing Date. Any such employee who accepts an offer of employment shall be deemed a “Transferred Indian Employee.”

ARTICLE VIII

BANKRUPTCY PROVISIONS

Section 8.01. Bankruptcy Court Filings.

(a) Buyer agrees that it will promptly take such actions as are reasonably requested by TPI Parent to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order shall be appealed, the Parties shall use their respective commercially reasonable efforts to defend against such appeal.

(b) From and after the date of entry of the Sale Order and until the Closing Date, to the extent reasonably practicable, TPI Parent shall deliver to Buyer drafts of any material pleadings, motions or applications to be filed in the Bankruptcy Cases in connection with this Agreement or that would have a material impact on the Debtor Seller Parties’ ability to operate the Business consistent with the terms of this Agreement, in each case, for Buyer’s prior review and comment at least two (2) Business Days prior to the filing or submission thereof (provided if it is not practicable to deliver the same within two (2) Business Days of the filing date, as soon as practicable thereafter).

ARTICLE IX

TAX MATTERS

Section 9.01. Intentionally Omitted.

Section 9.02. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, to the extent not exempt under the Sale Order or section 1146 of the Bankruptcy Code, (a) where Buyer is liable under applicable Law to pay any Transfer Tax, Buyer shall promptly pay and discharge any Transfer Tax, and (b) where any Seller is liable under applicable Law to pay any Transfer Tax, Buyer shall pay the amount of such Transfer Tax to such Seller and shall indemnify, defend and hold harmless such Seller or any of its Affiliates or Representatives from and against an amount equal to any such Transfer Taxes. The Party required by Law to file a Tax Return with respect to any Transfer Tax shall, with the cooperation of the other Party, timely prepare and file such Tax Return. If any Seller or any of its Affiliates is required to pay any Transfer Tax, Buyer shall within five (5) days of receipt of evidence of filing, reimburse such Seller for any such Transfer Taxes paid by the Seller or such Affiliate in connection with the filing of the applicable Tax Return. The Parties agree to timely sign and deliver (or to cause their respective Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and to otherwise cooperate to establish any available exemption from (or otherwise reduce) any Transfer Taxes (it being understood that such cooperation obligations under this Section 9.02 shall cease as of the Wind-Up Date). No sums payable, or consideration given, by Buyer under this Agreement should be reduced by the amount of any Transfer Tax. All refunds or credits of VAT paid by Buyer under this provision shall belong to Buyer, and any Seller receiving any such amounts shall promptly pay over such amounts to Buyer. To the extent Buyer and any Seller mutually agree prior to the Closing that such items are required by applicable Law (or otherwise necessary or advisable) to be delivered by such Seller or by Buyer, all required Transfer Tax stamps and transfer forms (if any) shall be delivered on or before the Closing Date, unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available post-Closing (in which case such Transfer Tax stamps or duly stamped transfer forms shall be delivered to such Seller (or Debtor Seller Party) or Buyer (as applicable) promptly and in any event no later than five (5) Business Days after receipt thereof by such Seller or Buyer (as applicable)).

Section 9.03. Tax Adjustments. In the case of any real property Taxes, personal property Taxes and other ad valorem Taxes that are payable with respect to any taxable period beginning before and ending on or after the Closing Date (a “Straddle Period”), for purposes of determining whether and to what extent such Taxes are allocable to a Pre-Closing Tax Period or Post-Closing Tax Period, such Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Transferred Assets will be apportioned and prorated between the Sellers and Buyer as of the Closing Date, and Buyer shall bear its proportionate share of such Taxes (which shall be equal to the product obtained by multiplying (a) a fraction, the numerator being the number of days in the Straddle Period following the Closing Date and the denominator being the total number of days in the Straddle Period, multiplied by (b) the amount of such Taxes), and the Sellers shall bear the remaining portion of such Taxes.

Section 9.04. Tax Cooperation. Without limiting the obligations set forth in Section 6.02 and Section 7.01, the Parties shall use commercially reasonable efforts to furnish or cause to be furnished to each other, upon request, and at the sole cost of the requesting Party, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of Tax Returns and the preparation for, or the prosecution or defense of, any audit, claim, demand, proposed adjustment or deficiency relating to Taxes, and any other matter or proceeding relating to Taxes (it being understood that such cooperation obligations under this Section 9.04 shall cease as of the Wind-Up Date).

Section 9.05. Survival. Except as otherwise provided under Section 9.02 and Section 9.04 with respect to cooperation, the covenants and agreements set forth in this Article IX with respect to Taxes shall survive until such covenants and agreements are fully performed.

Section 9.06. Adjustment to Purchase Price. The Parties agree to treat any payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver by TPI Parent in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.

(i) the representations and warranties of Buyer contained in Section 5.01 (Formation and Authority of Buyer; Enforceability) and Section 5.06 (Brokers) shall be true and correct in all but de minimis respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all but de minimis respects as of such specified date);

(ii) the representations and warranties of Buyer contained in Section 5.02(a) and (b) (No Conflict) shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all material respects as of such specified date);

(iii) all other representations and warranties of Buyer contained in Article V shall be true and correct on and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected have a material adverse effect on Buyer or materially impair or delay the ability of Buyer to consummate the Transactions or otherwise timely perform its obligations under the Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (iii), no effect shall be given to any qualifier of “material” or “material adverse effect” in such representations and warranties;

(iv) the covenants contained in this Agreement required to be performed or complied with by Buyer at or before the Closing shall have been performed or complied with in all material respects; and

(v) the Sellers shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (i) through (iv).

(b) No Order. There shall be no Law or Order in existence that prohibits the sale of the Transferred Assets or the other Transactions.

(c) Buyer Transaction Agreements. Buyer shall have executed and delivered to the Sellers all Buyer Transaction Agreements.

(d) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall not be subject to any stay.

(e) Equity Commitment Closing. The transactions contemplated by the Equity Commitment Agreement (the “Equity Commitment Closing”) shall occur contemporaneously with the consummation of the Transactions and all conditions to the Equity Commitment Closing shall have been satisfied or, to the extent permitted by the Equity Commitment Agreement, waived (other than those conditions that by their nature are to be satisfied at the Equity Commitment Closing).

Section 10.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law) by Buyer in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants.

(i) the representations and warranties of the Sellers contained in Section 4.01 (Formation and Authority of the Sellers; Enforceability) and Section 4.06 (Brokers) shall be true and correct in all but de minimis respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all but de minimis respects as of such specified date);

(ii) the representations and warranties of the Sellers contained in Section 4.02(a) and (b) (No Conflict) and Section 4.07 (Title) shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation or warranty is expressly made as of a specified date, in which case it shall be true and correct in all material respects as of such specified date);

(iii) all other representations and warranties of the Sellers contained in Article IV shall be true and correct on and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (iii), no effect shall be given to any qualifier of “material” or “Material Adverse Effect” in such representations and warranties;

(iv) the covenants contained in this Agreement required to be performed or complied with by the Sellers at or before the Closing shall have been performed or complied with in all material respects; and

(v) Buyer shall have received certificates signed by an authorized officer of each Seller, dated as of the Closing Date, certifying as to the satisfaction of matters set forth in the foregoing clauses (i) through (iv).

(b) No Order. There shall be no Law or Order in existence that prohibits the sale of the Transferred Assets or the other Transactions.

(c) Seller Transaction Agreements. Each Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer all Seller Transaction Agreements to which it is a party.

(d) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall not be subject to any stay.

(e) Equity Commitment Closing. The Equity Commitment Closing shall occur contemporaneously with the consummation of the Transactions and all conditions to the Equity Commitment Closing shall have been satisfied or, to the extent permitted by the Equity Commitment Agreement, waived (other than those conditions that by their nature are to be satisfied at the Equity Commitment Closing).

(f) No Material Adverse Effect. There shall not have been a Material Adverse Effect since the date hereof that is continuing.

Section 10.03. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith, to use commercially reasonable efforts to cause the Closing Conditions of each such other Party to be satisfied.

Section 10.04. Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XI

TERMINATION

Section 11.01. Termination. Notwithstanding anything in this Agreement to the contrary (but subject to this Article XI), this Agreement may be terminated before the Closing:

(a) by the mutual written consent of the Sellers and Buyer;

(b) by the Sellers, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and (i) such breach is not waived by the Sellers, or (ii) if such breach has not been waived by the Sellers but is curable and is not cured by Buyer prior to the earlier to occur of (A) ten (10) Business Days after receipt by Buyer from any Seller of notice of such breach and (B) the Business Day before the Outside Date; provided, however, that no Seller is then in material breach of this Agreement;

(c) by Buyer, if the Sellers shall have breached any representation or warranty or failed to comply with any covenant applicable to the Sellers that would cause any Closing Condition set forth in Section 10.02(a) not to be satisfied, and (i) such breach is not waived by Buyer or (ii) if such breach has not been waived by Buyer but is curable and is not cured by the Sellers prior to the earlier to occur of (A) ten (10) Business Days after receipt by the Sellers of Buyer’s notice of such breach and (B) the Business Day before the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement;

(d) by the Sellers or Buyer, if the Closing shall not have occurred by June 30, 2026 (as either such date may be extended by mutual agreement of the Parties in writing, the “Outside Date”); provided, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties or covenants contained in this Agreement by Buyer or the Sellers, then the breaching Party may not terminate this Agreement pursuant to this Section 11.01(d);

(e) by the Sellers, if Buyer shall have breached any provision of the Amendment to A&R Advance Agreement which is incurable or, if curable, remains uncured by the earlier of (A) four (4) Business Days after receipt of written notice of such breach from TPI Parent pursuant to this Section 11.01 and in accordance with Section 12.03 (as applicable) and (B) the Business Day before the Outside Date; or

(f) by the Sellers or Buyer, in the event that any Government Authority of competent jurisdiction shall have issued an Order that permanently restricts, enjoins or prohibits the consummation of the purchase of the Transferred Assets contemplated by this Agreement and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(f) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Order or other action.

Section 11.02. Notice of Termination. If either Buyer or the Sellers desires to terminate this Agreement pursuant to Section 11.01, such Party shall give written notice of such termination to such other Party.

Section 11.03. Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (i) Section 6.03, (ii) this Section 11.03 and (iii) Article XII, together with any related defined terms and definitions thereof (each of which shall survive such termination); provided, that nothing in this Section 11.03 shall be deemed to (A) release any Party from any Liability for any (x) knowing and intentional breach of this Agreement prior to the date of termination or (y) committed Fraud against the non-breaching party, as determined by a Court of competent jurisdiction, or (B) impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware;

(b) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(c) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the applicable provision calculates the period of time using Business Days and the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender;

(e) (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified; any capitalized term used in any Schedule (including the Disclosure Schedules) or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement;

(f) where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Disclosure Schedules) or Exhibit, then, for the purposes of construing such Section, Schedule or Exhibit, the definitions set out in such Section, Schedule or Exhibit shall prevail;

(g) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules, schedules and Exhibits thereto, (ii) the terms “thereof,” “therein,” “thereby,” “thereto” and derivative or similar words refer to this Agreement to which the context refers, including the Disclosure Schedules, schedules and Exhibits thereto, (iii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise expressly specified, (iv) the term “any” means “any and all” and (v) the term “or” shall not be exclusive and shall mean “and/or”;

(h) (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)) and (iii) references to “$” mean U.S. dollars;

(i) references to any Person includes such Person’s successors and permitted assigns;

(j) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof;

(k) unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(l) each Party has participated in the negotiation and drafting of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party; and

(m) prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements, schedules or exhibits hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 12.02. Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor, accounting and other fees and expenses, incurred in connection with the Transaction Agreements and the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 12.03. Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) upon receipt when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 12.03):

If to the Sellers, to:	TPI Composites, Inc.
9200 E. Pima Center Parkway, Suite 250
Scottsdale, AZ 85258
	Attention:	Steven Fishbach
	Email:	SFishbach@tpicomposites.com

with a copy (which will not constitute notice) to:	Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Gabriel A. Morgan; Lauren Tauro;
Mariel E. Cruz; Nate J. Christensen
E-mail: Gabriel.Morgan@weil.com; Lauren.Tauro@weil.com; Mariel.Cruz@weil.com;
Nate.Christensen@weil.com

If to Buyer, to:	Vestas America Holding, Inc.
c/o Vestas Wind Systems A/S
Hedeager 42 8200 Aarhus N.
Denmark
Attention: Mikkel Bach Jensen; Lars Terp Paulsen
E-mail: MIKBA@vestas.com; LATEP@vestas.com

with a copy (which will not constitute notice) to:	Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Omar J. Alaniz; Alissa K. Piccione; Wayne R. Uffleman
E-mail: OAlaniz@ReedSmith.com;
APiccione@ReedSmith.com; WUffleman@ReedSmith.com

Section 12.04. Survival. Except (i) as set forth in Section 9.05 and Section 11.03 and (ii) for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing (which covenants shall survive the Effective Time in accordance with their terms), none of the representations, warranties, or covenants of any Party set forth in this Agreement shall survive, and each of the same shall terminate and be of no further force or effect as of, the Effective Time. Notwithstanding anything in this Agreement or in any Transaction Agreement to the contrary, nothing in this Agreement shall limit any rights or claims a Person may have in respect of Fraud.

Section 12.05. Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, (a) except (x) in the event of willfully and knowingly committed fraud with the specific intent to deceive or mislead (“Fraud”) or (y) with respect to Assumed Liabilities, the maximum aggregate Liability of the Sellers under this Agreement and the Equity Commitment Agreement shall not exceed, in the aggregate, $1,000,000, (b) the maximum Liability of Buyer under, or with respect to, this Agreement and the Equity Commitment Agreement shall not exceed an amount equal to fifty percent (50%) of the sum of (1) the Purchase Price and (2) the amount of the “Purchase Price” set forth in the Equity Commitment

Agreement, (c) each Seller’s obligations hereunder and under any other Transaction Agreement shall be several from the obligations of any other Seller under this Agreement and under no circumstances shall TPI Parent or any Debtor Seller Party be liable to Buyer or its Affiliates under any Transaction Agreement, or shall this Agreement be interpreted in a manner that would render TPI Parent or any Debtor Seller Party liable to Buyer or its Affiliates for the obligations, breach or other Liabilities of any Non-Debtor Seller Party arising under any Transaction Agreement and Buyer, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally waives, releases and agrees (on behalf of itself, its Affiliates and any Person claiming by, through on behalf of them) not to assert any such liabilities and claims against TPI Parent or any Debtor Seller Party with respect to any obligations, breach or other Liabilities of any Non-Debtor Seller Party arising under any Transaction Agreement; and (d) in no event shall any Party have any Liability under this Agreement (including under this Article XII) for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity).

Section 12.06. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer and TPI Parent. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as a party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by Order of the Bankruptcy Court or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party, to the extent practicable under the circumstances and permissible by Law, shall (a) advise the other Parties before making such disclosure and (b) provide each such other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto).

Section 12.07. Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the Government Authority making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 12.08. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Parties; provided, however, that (a) Buyer may assign this Agreement and any or all rights and obligations under this Agreement to any of its Controlled Affiliates and (b) any Seller may assign any of its rights or obligations under this Agreement to any of its Controlled Affiliates or to any plan administrator, liquidator, examiner, receiver, trustee or similar party appointed on its behalf following the Closing; provided, further, that no such assignment pursuant to the foregoing clause (a) shall release Buyer from any Liability under this Agreement. Any attempted assignment in violation of this Section 12.08 shall be void ab initio.

Section 12.09. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, the Nonparty Affiliates pursuant to Section 12.18, or as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party, including any Affiliates of any Party.

Section 12.10. Entire Agreement. This Agreement (including the Disclosure Schedules) and the other Transaction Agreements (and all Exhibits and Schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 12.11. Amendments. This Agreement (including the Disclosure Schedules and all Exhibits and Schedules hereto) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by Buyer and the Sellers.

Section 12.12. Waiver. At any time before the Closing, any Party may, by written instrument duly executed by the waiving Party, (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 12.13. Governing Law. This Agreement, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, this Agreement, any other Transaction Agreement, the negotiation, execution, termination, performance, nonperformance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether for breach of Contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 12.14. Dispute Resolution; Consent to Jurisdiction.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Transaction Dispute which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.03 (as may be updated from time to time in accordance with Section 12.03); provided, however, that upon the closing of the Bankruptcy Cases, or if the Bankruptcy Court does not have subject matter jurisdiction, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from any thereof, for the resolution of any such Transaction Dispute. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 12.03 (as may be updated from time to time in accordance with Section 12.03) of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 12.15. Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into this Agreement. Each Party may file an original counterpart or a copy of this Section 12.15 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 12.16. Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding relating to the resolution of any such Transaction Dispute.

Section 12.17. Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 12.18. Non-Recourse. All claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”) in each case, subject to and in accordance with the terms and conditions of this Agreement, including Section 12.05. No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of, and any lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and other Liabilities against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 12.18 applies shall be third-party beneficiaries of this Section 12.18.

Section 12.19. Intentionally Omitted.

Section 12.20. Disclosure Schedules and Exhibits. The Disclosure Schedules, schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of the Sellers set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither the Sellers nor any of their Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Any matter, information or item disclosed in the Disclosure Schedules under any specific representation or warranty or schedule or section thereof shall be deemed to be disclosed and incorporated by reference in any other schedule or section of the Disclosure Schedules as though fully set forth in such other schedule(s) or section(s), if the applicability to such other schedule(s) or section(s) is reasonably apparent on its face. The inclusion of any matter, information or item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed to constitute (a) an admission of any Liability by the Sellers to any third party, (b) an admission that any breach or violation of applicable Laws or any contract or agreement to which a Seller is a party exists or has actually occurred, (c) an admission that such item is outside the ordinary course of business or not consistent with past practice, or (d) otherwise imply an admission that such item represents a material exception or material fact, event, circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect. The Disclosure Schedules have been arranged for purposes of convenience in separately titled schedules corresponding to the sections of this Agreement.

Section 12.21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLERS:

TPI COMPOSITES, INC.

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI ARIZONA, LLC

By:	/s/ William E. Siwek
Name: William E. Siwek
Title: President and Chief Executive Officer

TPI GLOBAL SSC INDIA PRIVATE LIMITED

By:	/s/ Theodore Gibson III
Name: Theodore Gibson III
Title: Director

By:	/s/ Ryan D. Miller
Name: Ryan D. Miller
Title: Chairman

TPI COMPOSITES DENMARK APS

By:	/s/ William E. Siwek
Name: William Eugene Siwek
Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement (Mexico Business)]

TPI-COMPOSITES, S. DE R.L. DE C.V.

By:	/s/ William E. Siwek
Name: William Eugene Siwek
Title: Chairman

By:	/s/ Charles P. Stroo
Name: Charles P. Stroo
Title: Member

BUYER:

VESTAS AMERICA HOLDING, INC.

By:	/s/ Laura Bean
Name: Laura Beane
Title: President

By:	/s/ Mathias Dalsten
Name: Mathias Dalsten
Title: Chief Financial Officer and Treasurer

[Signature Page to Asset Purchase Agreement (Mexico Business)]

Exhibit A

Bill of Sale, Assignment and Assumption Agreement

Exhibit B

IN Delivery Note

Exhibit C

Form Employee Transfer Agreement

Schedule A

Debtors

1.	TPI International, LLC
2.	TPI Turkey, LLC
3.	TPI APAC, LLC
4.	TPI APAC II, LLC
5.	TPI Turkey II, LLC
6.	TPI Turkey Izbas, LLC
7.	TPI Composite Services, LLC
8.	TPI Mexico, LLC
9.	TPI Mexico II, LLC
10.	TPI Mexico III, LLC
11.	TPI Mexico IV, LLC
12.	TPI Mexico V, LLC
13.	TPI Mexico VI, LLC
14.	TPI Holdings Mexico, LLC
15.	Ponto Alto Holdings, LLC
16.	TPI Arizona, LLC
17.	TPI Iowa, LLC
18.	TPI Iowa II, LLC
19.	Composite Solutions, Inc.
20.	TPI Texas, LLC
21.	TPI Technology, Inc.

Schedule B

Debtor Seller Parties

1.	TPI Composites, Inc.
2.	TPI Arizona, LLC

Schedule C

Non-Debtor Seller Parties

1.	TPI Global SSC India Private Limited
2.	TPI Composites Denmark ApS
3.	TPI-Composites, S. De R.L. de C.V.